                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                       Date of Report: February 4, 1999



                          GOLDEN STAR RESOURCES LTD.
                          --------------------------
            (Exact name of registrant as specified in its charter)



CANADA                          000-21708                980101955
------                          ---------                ---------
(State or other jurisdiction    (Commission File         (IRS Employer
of incorporation)               Number)                  Identification No.)



             1660 Lincoln St., Suite 3000, Denver, Colorado 80264
             ----------------------------------------------------
             (Address of principal executive offices)  (zip code)


                                (303) 830-9000
                                --------------
             (Registrant's telephone number, including area code )

                                Not Applicable
                                --------------
         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

MANAGEMENT AND PERSONNEL CHANGES
--------------------------------

Important changes in the management of the Company were made during the fourth quarter of 1998. On October 27, 1998 David Fennell resigned as President and Chief Executive Officer of the Company. The Board of Directors appointed Pierre Gousseland, Chairman of the Company, to serve as Acting Chief Executive Officer of the Company until a new CEO is found. Mr. Gousseland is serving in such capacity on a part time basis only. A search for a permanent, full time CEO is currently underway. However, no assurance can be given as to how long it will take to hire a permanent, full time CEO.

On November 27, 1998, Adrian Fleming resigned as Executive Vice President, Exploration of the Company. Carlos Bertoni and Hilbert Shields, both experienced geologists who were fulfilling Mr. Fleming's role before he was hired in 1996, took over part of his responsibilities. In addition, Declan Costelloe, who was recently appointed Manager of Mining Geology, is now responsible for the technical review of all reports and disclosure relating to mineral exploration, development programs, mining operations and reserve estimates.

Management and the directors of the Company believe that the size of the Board (currently nine directors) should be reduced to take into account recent changes in the operations of the Company. In an effort to continue to reduce expenses and be more efficient, it is expected that at least four directors of the Company will either resign or not stand for reelection at the next Annual General Meeting to be held in June 1999. It is currently expected that each resigning or departing director will be granted a stock option to purchase up to 10,000 common shares of the Company and they will receive, subject to regulatory approvals, a two-year extension for the exercise of their existing stock options.

The Board of Directors of the Company has decided to seek all necessary regulatory and shareholder approvals to amend outstanding stock options previously granted by the Corporation to persons who are currently acting as directors and senior officers of the Corporation, and to employees and consultants currently working for the Corporation. If such approvals are obtained, the exercise price of the re-priced options would be Cdn$1.80 and the number of shares that can be purchased under each of these options would be reduced by 20%.

During 1998, the Company has substantially curtailed its exploration activities and general and administrative expenses in the field and at the corporate headquarters in an effort to conserve cash resources. As a result, the number of employees of the Company has been reduced from approximately 350 in December 1997 to approximately 200 in December 1998.

STRATEGIC ALTERNATIVES
----------------------

As part of its ongoing business activities, the Company is considering strategic alternatives, which may include pursuing acquisitions by or of the Company, a merger of the Company with another mining or exploration company or other significant transactions. No agreements currently exist for any such transaction and no assurance can be given that the Company will enter into any such transaction.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

As of December 31, 1998, the Company had approximately $ 7.3 million of cash and cash equivalents available to pursue its business operations. The Company will require additional funds to continue its operations in accordance with its 1999 budget. The Company may consider proceeding with an equity financing to raise such funds. No assurance can be given that the Company will proceed with such financing or as to the terms under which such financing will be available. Other potential sources of capital may include the establishment of joint ventures, sale of property interests or other assets and issuance of debt securities.

BUSINESS UPDATE
---------------

RESTATEMENT OF RESERVES AND MINERALIZED INVENTORIES BASED ON LOWER GOLD PRICE

In recognition of continued weak gold prices, the Company has decided to restate its attributable proven and probable reserves on the basis of a $325 gold price for year end 1998 compared to a gold price of $350 for year end 1997.
Management has adopted the policy only to report proven and probable reserves based upon the completion of the engineering and economic studies required for, at a minimum, the pre-feasibility evaluation of an individual project. Until such time as these studies are completed at the Company's different projects, only geologic mineralized inventories will be reported. Any eventual reserves that may be established at a project would be included in the geologic mineralized inventories.

The following table illustrates the Company's attributable proven and probable reserves and geologic mineralized inventories at year end 1998 utilizing a $325 long term gold price compared to year end 1997 utilizing a $350 long term gold price.

GOLDEN STAR RESOURCES' SHARE OF PROVEN & PROBABLE RESERVES AND GEOLOGIC INVENTORIES
YEAR-END 1998 AND YEAR-END 1997

                                   December 31, 1998                    December 31, 1997
                                   @ $325 Gold Price                    @ $350 Gold Price
----------------------------------------------------------------------------------------------------
PROVEN & PROBABLE RESERVES 1       MMt              g Au/t              MMt           g Au/t
----------------------------------------------------------------------------------------------------
Omai (30%)                         12.9             1.4                 16.2          1.4
----------------------------------------------------------------------------------------------------


MINERALIZED INVENTORIES 2
----------------------------------------------------------------------------------------------------
Gross Rosebel (50%) 3              38.5             1.5                 38.5          1.5
----------------------------------------------------------------------------------------------------
Yaou/Dorlin (35%)                  12.3             1.6                 12.3          1.6
----------------------------------------------------------------------------------------------------
Paul Isnard (71%) 4                28.3             1.4                  0.0          0.0
----------------------------------------------------------------------------------------------------
TOTAL/ WT AVG                      79.1             1.5                 50.8          1.5
----------------------------------------------------------------------------------------------------

Notes:

1. Based upon actual operating costs or final feasibility estimates within optimized pits.
2. Mineralized inventory based solely on the geologic context of the deposit, without the application of prices, cost or engineering considerations. PROVEN AND PROBABLE RESERVES ARE INCLUDED IN THE REPORTED MINERALIZED INVENTORIES.
3. Includes 20.7 MMt @ 1.6 g Au/t which had previously been classified as proven and probable reserves before being re-classified by Cambior Inc. (the Company's joint venture partner) for year end 1998.
4. Despite the reporting in 1998 of open pit mineralized inventories at Paul Isnard, commencing in 1999 only mineralized inventories will be reported until such time as engineering and economic studies are initiated to provide the basis for more certain estimation of reserves.


Cambior, the Company's 50% joint venture partner in the Gross Rosebel project in Suriname, recently announced year end 1998 mining reserves and mineral resources, restated at a $325 gold price, compared to a price of $350 per ounce for year end 1997. For year end 1997, both the Company and Cambior reported their 50% share of proven and probable mining reserves at Gross Rosebel, using a $350 gold price, as 17.6 million tonnes grading 1.8 g Au/t, representing 996,000 ounces. For year end 1998, Cambior has estimated their 50% share of Gross Rosebel at 20.7 million tonnes grading 1.6 g Au/t, representing 1,074,500 ounces of gold, using a $325 gold price, but reclassified them as what is known in the industry as "mineral resources" instead of proven and probable reserves. In the United States, under SEC rules and regulations, companies must report "mineral resources" as mineralized inventories. The Company has not yet reviewed the Cambior's estimate for year end 1998. The Company intends to have it independently verified, taking into account the parameters used in Cambior's re-calculation, a $325 gold price and the recently revised operating costs.

During 1998, inventories had also been reported at St-Elie in French Guiana, Andorinhas in Brazil and Eagle Mountain in Guyana. The Company previously reported that estimates of geologic inventories at St-Elie are not material in relation to the Company's total geologic inventories and, as a result, estimates of mineralized inventories at St-Elie will no longer be reported unless material. At Andorinhas, the Company had previously reported geologic inventories. However, the Company has decided to write off its investment in Andorinhas and, as a result, will no longer report geologic inventories at Andorinhas. The Company had also reported geologic inventories for Eagle Mountain. However, since Eagle Mountain has been transferred to Omai Gold Mines Ltd. ("OGML"), 30% owned by the Company, the Company will no longer report geologic inventories until such time as OGML makes such estimates available. The net impact of the exclusion of these three projects on total geologic inventories is 5.8 million tonnes, or less than 6% of the total tonnage if they were to be included.

The Omai mine was brought into commercial production in January 1993 and currently is the Company's only significant producing property. Gold production for 1996,1997 and 1998 totaled 254,950 ounces, 338,496 ounces and 327,546 ounces, respectively.

Gold production in 1998 was 327,546 ounces, approximately 3% lower than 1997. The lower production in 1998 was primarily attributable to a lower average head grade of 1.44 g Au/t compared to 1.54 g Au/t in 1997, while throughput averaged approximately 21,100 tonnes per day processing 63% hard rock during 1998, compared to 20,100 tonnes per day processing 73% in 1997. Gold recovery rates were 92% in 1998 compared to 93% in 1997, while direct mining costs, including royalties, were $240 per ounce in 1998, a slight improvement over the $245 per ounce experienced in 1997. Quarterly production statistics for the Omai mine for 1998 are as follows:

                           1998
------------------------------------------------------------------------------------------------------------
                           First             Second          Third            Fourth        TOTAL / AVERAGE
                           Quarter           Quarter         Quarter          Quarter       1998
------------------------------------------------------------------------------------------------------------

Ore milled (mt)            1,880,506         1,895,797       1,918,248        2,011,071     7,705,622
------------------------------------------------------------------------------------------------------------

Rate (mt/day)              20,895            20,833          20,850           21,859        21,111
------------------------------------------------------------------------------------------------------------

Grade (g Au/mt)            1.45              1.46            1.32             1.51          1.44
------------------------------------------------------------------------------------------------------------

Recovery (%)               92                93              92               92            92
------------------------------------------------------------------------------------------------------------

Gold Production (oz)       80,620            82,743          75,058           89,125        327,546
------------------------------------------------------------------------------------------------------------

Cash cost of               244               242             247              228           240
 production  ($/oz)
------------------------------------------------------------------------------------------------------------


For 1999, the Omai mine is expected to produce approximately 306,000 ounces of gold at a direct mining cost of approximately $240 per ounce. Throughput is budgeted at approximately 20,400 tonnes per day processing approximately 67% hard rock. Head grades are anticipated to average

1.4 g Au/t with a budgeted gold recovery of 93%. During 1999, the continued stripping of waste is expected to result in a waste to ore ratio of approximately 3.6:1, compared to a life of mine waste to ore ratio of 1.9:1. As a result, the cost of additional waste stripping in excess of the average life of mine ratio will continue to be deferred and amortized in later years.

In reaction to continuing weak gold prices, Omai restated its proven and probable reserves for year-end 1998 using a $325 gold price compared to a $350 gold price used in 1997. On the basis of a $325 gold price, Omai's proven and probable reserves at December 31, 1998, stood at 42.9 million tonnes at an average grade of 1.4 g Au/t, representing approximately 1.89 million ounces of gold. This is compared to proven and probable reserves at December 31, 1997 of
54.1 million tonnes at an average grade of 1.4 g Au/t, representing approximately 2.52 million ounces of gold. Ore reserves at Omai are derived from four sources: the Fennell Pit, the Wenot Lake Pit, alluvial deposits and stockpiles. The following table summarizes the ore reserves for these sources at year end 1997 and 1998:


               December 31, 1998                                    December 31, 1997
-------------------------------------------------------------------------------------------------------------

               Proven and         Grade        Contained            Proven and      Grade         Contained
               Probable           (g Au/t)     Gold (oz)            Probable        (g Au/t)      Gold (oz)
               Reserves/1/                                          Reserves/1/
               (MMt)                                                (MMt)
-------------------------------------------------------------------------------------------------------------

Fennell Pit          22,894,000        1.47     1,086,600              27,266,000         1.54      1,347,000
-------------------------------------------------------------------------------------------------------------

Wenot Lake            9,420,000        1.69       511,200              15,721,000         1.72        872,000
 Pit
-------------------------------------------------------------------------------------------------------------

Alluvials             1,117,000        0.90        32,300               1,117,000         0.90         32,000
-------------------------------------------------------------------------------------------------------------

Stockpiles            9,498,000        0.84       257,900              10,025,000         0.82        266,000
-------------------------------------------------------------------------------------------------------------

TOTAL                42,929,000        1.37     1,888,000              54,129,000         1.44      2,517,000
-------------------------------------------------------------------------------------------------------------

1. Reserves are calculated using a price of gold of $350 per ounce for 1997 and $325 per ounce for 1998 with a cutoff grade of 0.35 g Au/t for soft rock reserves and 0.70 g Au/t for hard rock reserves.


PAUL-ISNARD AND EAU-BLANCHE

During the second half of 1998, Guyanor Ressources S.A. (the Company's approximately 71% owned French public subsidiary) completed a geophysical survey and a limited follow-up core drilling campaign to identify and confirm semi-massive sulfide mineralization (SMS) previously intercepted in the Montagne d'Or deposit located on the Paul-Isnard property in French Guiana. Eight core holes, totaling approximately 1,600 meters, were completed to test the most robust geophysical conductors. SMS mineralization was intercepted in seven of the eight holes drilled, thereby confirming the results of the geophysical survey. The SMS zones intercepted yielded a weighted average gold grade (uncut) of 23.1 g Au/t over an average length of 1.1 meters, which were included in an average mineralized interval around these SMS zones exhibiting a weighted average grade of 4.2 g Au/t over an average length of 6.4 meters. The results are consistent with previous drilling and have improved the confidence level for both geologic and grade continuity by reducing the drill hole spacing to a nominal 50 meters over 400 meters of strike length in the eastern half of the Montagne d'Or deposit.

Exploration expenditures for Paul-Isnard of approximately $0.5 million are budgeted for 1999. Efforts in 1999 will focus primarily on identification of additional targets to supplement what had been previously outlined at Montagne d'Or. Work will include follow-up geochemical evaluation and trenching at the Elysee target, northwest of the Montagne d'Or deposit and continued evaluation of the Montagne d'Or VMS setting. Additional work may include, subject to availability of funding, an airborne geophysical survey of the entire project area to investigate the possibility of additional geologic settings similar to that found at Montagne d'Or.

ST-ELIE AND DIEU-MERCI

On December 17, 1998, Societe des Mines de St-Elie, a wholly owned subsidiary of Guyanor ("SMSE"), notified TEXMINE of their intention to terminate the Dieu-Merci option agreement. Under the four-year option agreement, SMSE had the obligation to incur minimum exploration expenditures and make certain cash payments in order to maintain its rights in the option on the 155 square kilometer Dieu-Merci project located to the south and east of the St-Elie Concession. After several attempts to substantially reduce or eliminate these minimum commitments and property payments failed, Guyanor decided to withdraw from the option agreement. Management felt that, in the current business climate where cost reduction is a priority, it should instead focus its efforts on the Yaou, Dorlin, St-Elie and Paul-Isnard projects. Following the termination of the option agreement, the owner of the Dieu-Merci project has demanded from SMSE payment (commandement de payer) of the sum of 2,000,000 French Francs (approximately $350,000), which according to TEXMINE is owed to it in spite of the termination of the option agreement. SMSE does not believe that such sum is owed to TEXMINE and, therefore, intends to defend itself vigorously against any legal action that TEXMINE may take to obtain payment. There can be no assurance, however, that the Company will be successful.

As a result of the decision to withdraw from the option agreement, Guyanor will record a write-down in the fourth quarter of 1998 of approximately $0.9 million of deferred exploration expenditures relating to Dieu-Merci. The termination of the Dieu-Merci option agreement had no impact on either the Company's or Guyanor's reported mineralized inventories and does not affect the Company's legal rights to the St-Elie Concession, 100% owned by Guyanor.

The Company has budgeted exploration expenses of approximately $0.5 million at St-Elie during 1999. Exploration will focus on continued shallow auger and geochemical evaluation of an area representing approximately 75% of the St-Elie concession that has not yet been explored with the objective of defining new targets for more advanced exploration.

YAOU/DORLIN

Efforts continue in connection with the preparation of studies in support of applications for a mining concession covering the Yaou and Dorlin projects. Currently, Guyanor holds on behalf of its 50/50 joint venture with Cambior 10 type "B" exploration permits over the Yaou/Dorlin area in French Guiana. The permits are scheduled to expire at the end of March and June 1999. The studies, called "Memoires Techniques" in France, will provide a comprehensive framework for the development of each project, including preliminary engineering, environmental impact assessments and economic analysis of development options. The current development concept under evaluation involves consideration of an 10,000 tonnes per day milling operation at Yaou and concurrent development of a 5,000 tonnes per day heap leach operation for soft rock mineralization at Dorlin. Following completion of mining at Yaou, the milling facilities would be moved to Dorlin, approximately 45 kilometers east of Yaou, where hard rock mining and milling would then begin. The studies are anticipated to be completed during the first quarter of 1999 and will serve as the basis for the mining concessions applications, which if granted, will preserve Guyanor's rights in the properties through the conversion of the exploration permits into mining concession. There can be no assurance that any of these applications will be granted. Guyanor has budgeted expenditures of approximately $0.6 million in 1999 for its share of expenditures at Yaou and Dorlin.

GROSS ROSEBEL

Metallurgical tests were performed during 1998 on soft rock ore from Gross Rosebel. The tests have demonstrated favorable agglomeration and gold recovery characteristics for soft rock ore. Average recoveries of 88% were obtained over a 30 day leach cycle. Metallurgical tests were also completed on Gross Rosebel transition and hard rock ores, yielding average gold recoveries of approximately 50% over a 30 day period in heap leach column tests. These tests have also demonstrated that grinding to -50mm does not significantly improve gold recoveries.

Engineering costs of $194,000 are budgeted for scoping studies which will consider heap leaching alternatives as well as other saprolite-only and staged development mining alternatives. These studies are intended to determine the viability of alternative processing designs which may make the project feasible at lower gold prices by reducing capital and operating costs. These studies are anticipated to be completed by mid 1999 and will determine scope of further evaluation work and/or development programs.

The Company's operations in Suriname in 1999 will consist primarily of care and maintenance for Gross Rosebel and continued engineering evaluation of the project. Golden Star's total Suriname expenditures in 1999 are budgeted to be approximately $0.5 million.

EAGLE MOUNTAIN

The transfer of the Eagle Mountain License to OGML was approved by the Guyana government on December 21, 1998. The purchase agreement between the Company, OGML and Cambior Inc. was executed on December 23, 1998 and, in accordance with the agreement, the Company received $80,000 on December 31, 1998 as consideration for the sale. OGML also advanced to the Company $3,169,230 in the form of a non-interest bearing and unsecured loan to be repaid from the proceeds of redemption of Class I Preference Shares of OGML.

BRAZIL

Work plans for 1999 in Brazil consist primarily of completing the Abacaxis drilling program initiated in late 1998. The 2,000 m drilling program, expected to be completed in the first quarter of 1999, is budgeted at $200,000. Results of the program will be used to try to secure a joint venture partner to continue advancement of the project.

No funds have been budgeted for the Andorinhas project in 1999. In order to attempt to define resources sufficient to meet the minimum 1.0 million ounce threshold needed to vest under the terms of the Company's agreement with Companhia Vale do Rio Doce ("CVRD"), costly underground development would be needed. The Company does not have sufficient cash resources to justify such expenditures, particularly in the current gold price environment. However, in order to maintain its right in the property, the Company has notified CVRD of its intention to extend for another 24 months the period during which it must demonstrate the existence of a deposit of one million troy ounces. On the other hand, on November 5, 1998, the Company notified several land owners of its intention to terminate its agreement with them pursuant to which it acquired improvements and surface rights over the three principal target areas on the Andorinhas property. The agreement contemplated the payment by the Company of approximately $5 million over the next two to three years. After several attempts to negotiate with the land owners substantial reductions in these property payments failed, the Company decided to withdraw from the agreement. Management felt that, in the current business climate where cost reduction is a priority, it was more justified to spend funds on other projects. On November 5, 1998, the Company offered to sell back to its former owners the Santa Ines farm and certain equipment in consideration for the reimbursement of the amount of the purchase price already paid to the former owners up to the date of termination.

The Company will incur a write-down in the fourth quarter of 1998 of approximately $10.0 million of deferred exploration expenditures related to the Andorinhas project and other activities in Brazil.

Total 1999 expenditures in Brazil, including certain closure and other administration costs, are estimated to be $0.4 million.

GUYANA

In an effort to conserve cash resources, most exploration activity in Guyana will be temporarily suspended in 1999. Expenditures at the Company's Guyana operations are budgeted to be $0.2 million after recovery of bonds at certain properties and sales of assets. The Company will record a write-down in the fourth quarter of 1998 of deferred exploration of approximately $6.4 million related to projects in Guyana.


Special Note Regarding Forward-Looking Statements
-------------------------------------------------

Certain statements in this Form 8-K constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance, or achievements express or implied by such forward-looking statements. Such factors include, among others, gold and diamond exploration and development costs and results, fluctuation of gold prices, the establishment, quantification and recovery of reserves and mineralized inventories, capitalization and commercial viability and requirements for obtaining permits and licenses. Please refer to a discussion of these and other factors in the Company's 10-K, 10-Q and other Securities and Exchange Commission filings.

The mineralized inventories mentioned in this report do not qualify as reserves. Estimation of mineralized inventory will not qualify as a reserve until a more comprehensive evaluation based upon unit cost, grade, recoveries and other material factors is concluded. Consequently, there can be no assurance that the mineralized inventories will ever become ore reserves.

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         GOLDEN STAR RESOURCES LTD.
                                         --------------------------
                                         Registrant



Date   February 4, 1999                  By: /s/ Gordon J. Bell
       ----------------                  ------------------------------
                                         Gordon J. Bell, Vice President
                                         Chief Financial Officer